SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 30, 2015

PEAK PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	005-87668	26-1973257
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4450 Arapahoe Avenue, Suite 100 Boulder, CO	80303
(Address of principal executive offices)	(Zip Code)

303.415.2557

(Registrant’s telephone number, including area code)

4450 Arapahoe Ave, Suite 100

Boulder, CO 80303

(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement – Soren Mogelsvang

On January 30, 2015, Peak Pharmaceuticals, Inc., a Nevada corporation (the “Registrant”), entered into an employment agreement (the “Employment Agreement”) with Soren Mogelsvang regarding Mr. Mogelsvang’s employment with the Registrant as its President and Chief Executive Officer.  The Employment Agreement is for a three year period from February 1, 2015 through January 31, 2018.  Pursuant to the terms of the Employment Agreement, Mr. Mogelsvang is paid a base salary of $150,000 per year.  The base salary may be increased to: (i) $185,000 per year at such time as budget and operational milestones of the Registrant are reached in the discretion of the Board of Directors; and (ii) $240,000 per year at such time as the Registrant’s cash flow, in the reasonable judgment of the Company’s Board of Directors can sustain such salary increase.   In addition to the base salary, Mr. Mogelsvang is eligible to receive an annual discretionary performance bonus in an amount up to 50% of the base salary for his services rendered as the President and CEO; the amount of the performance bonus is at the discretion of the Registrant’s Board of Directors.  Mr. Mogelsvang is also entitled to receive equity grants from the Registrant’s 2014 Equity Incentive Plan, or participate in any other existing or future equity incentive plans adopted by the Registrant.  The Employment Agreement may be terminated by Mr. Mogelsvang upon forty-five (45) days notice, or by the Registrant pursuant to enumerated circumstances set forth in the Employment Agreement.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement which is filed as Exhibit 10.15 to this Form 8-K and is herein incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit Number	Description
10.15	Employment Agreement with Soren Mogelsvang dated February 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peak Pharmaceuticals, Inc.

Dated: January 30, 2015	By:	/s/Soren Mogelsvang
	Name:	Soren Mogelsvang
	Title:	Chief Executive Officer

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